Exhibit 1.2
GE DEALER FLOORPLAN
MASTER NOTE TRUST ASSET BACKED NOTES
TERMS AGREEMENT
(SERIES 2006-3)

Dated:	August 1, 2006

To:	CDF Funding, Inc.
General Electric Capital Corporation

Re:	Underwriting Agreement, dated August 1, 2006 among CDF Funding, Inc., General Electric Capital Corporation and the Representatives referred to therein
1.	Offered Notes.
     The notes described below in this Section 1 are the “Offered Notes” for the purpose of this Terms Agreement and for purposes of the above-referenced Underwriting Agreement (the “Underwriting Agreement”). The Underwriting Agreement is incorporated herein and made a part hereof. The Offered Notes are the Series 2006-3 Notes that will be issued by GE Dealer Floorplan Master Note Trust.

	Principal		Final
Class	Amount	Interest Rate	Maturity Date
A	$955,000,000	One month LIBOR	July 20, 2011
		plus 0.01% per year

B	$35,000,000	One month LIBOR	July 20, 2011
		plus 0.17% per year

C	$10,000,000	One month LIBOR	July 20, 2011
		plus 0.35% per year

2. Underwriters
     The Underwriters named below are the “Underwriters” for the purpose of this Terms Agreement and for the Underwriting Agreement.

Underwriter	Class Purchased	$ Purchased
Deutsche Bank Securities Inc.	A	$334,000,000
	B	$17,500,000
	C	$5,000,000

J.P. Morgan Securities Inc.	A	$334,000,000
	B	$17,500,000
	C	$5,000,000

Banc of America Securities LLC	A	$64,500,000
	B	$0
	C	$0

Greenwich Capital Markets, Inc.	A	$64,500,000
	B	$0
	C	$0

Merrill Lynch & Co.	A	$64,500,000
	B	$0
	C	$0

Morgan Stanley & Co. Incorporated	A	$64,500,000
	B	$0
	C	$0

Blaylock & Company, Inc.	A	$14,500,000
	B	$0
	C	$0

The Williams Capital Group, L.P.	A	$14,500,000
	B	$0
	C	$0

2

3.	Underwriting Liability

Underwriting Liability	Class A	Class B	Class C
Deutsche Bank Securities Inc.	$334,000,000	$17,500,000	$5,000,000
J.P. Morgan Securities Inc.	334,000,000	17,500,000	5,000,000
Banc of America Securities LLC	64,500,000	0	0
Greenwich Capital Markets, Inc.	64,500,000	0	0
Merrill Lynch & Co.	64,500,000	0	0
Morgan Stanley & Co. Incorporated	64,500,000	0	0
Blaylock & Company, Inc.	14,500,000	0	0
The Williams Capital Group, L.P.	14,500,000	0	0

Total Amount	$955,000,000	$35,000,000	$10,000,000
4.	Purchase Price, Discounts and Concessions

	Class A	Class B	Class C
Gross Purchase Price	100%	100%	100%
Underwriting Discount	0.125%	0.220%	0.290%
Net Purchase Price	99.875%	99.780%	99.710%
Maximum Dealer Selling Concessions	0.0750%	0.1320%	0.1740%
Maximum Dealer Reallowance Discounts	0.0375%	0.0660%	0.0870%
5.	Time of Sale
     2:19 p.m. (New York City time) on August 1, 2006 (the time the first Contract of Sale was entered into as designated by the Representatives).

3

The Underwriters agree, severally and not jointly, to purchase the Offered Notes subject to the terms and provisions of this Terms Agreement and the Underwriting Agreement.

Deutsche Bank Securities Inc., as a Representative

By:	/s/ Jay E. Steiner
Name: Jay E. Steiner
Title: Director

By:	/s/ Judith Klahn
Name: Judith Klahn
Title: Vice President

J.P. Morgan Securities Inc., as a Representative

By:	/s/ Marquis Gilmore
Name: Marquis Gilmore
Title: Vice President
For themselves and as representatives of the other several Underwriters named in this Terms Agreement.

S-1

Accepted and Agreed:

CDF Funding, Inc.

By:	/s/ Margaret Fritz
Name: Margaret Fritz
Title: Vice President

General Electric Capital Corporation

By:	/s/ Margaret Fritz
Name: Margaret Fritz
Title: Attorney-in-Fact

S-2